Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to including in this Current Report on Form 8-K/A of SMART Global Holdings, Inc. our report dated April 6, 2018 with respect to the consolidated financial statements of Penguin Computing Inc., as of and for the year ended December 31, 2017.

SHEA LABAGH DOBBERSTEIN

Certified Public Accountants, Inc.

/s/ SHEA LABAGH DOBBERSTEIN

San Francisco, California

August 20, 2018